Exhibit 10.4
STILLWATER MINING COMPANY
2005 NON-EMPLOYEE DIRECTORS’ DEFERRAL PLAN
(As Amended and Restated February 15, 2008)
1. Purpose of the Plan.
     The purpose of this 2005 Non-Employee Directors’ Deferral Plan (the “Plan”) of Stillwater Mining Company (the “Company”) is to provide an additional compensation feature for non-employee directors to help attract and retain them in service to the Company and to provide a convenient means for directors to increase their proprietary interest in the Company. The Plan provides an opportunity for non-employee directors to elect to defer cash compensation in the form of Deferred Shares or Deferred Cash, and to defer settlement of Restricted Stock Units.
2. Definitions.
     The following capitalized terms used in the Plan have the meanings set forth in this Section (other terms are defined in Section 1 and elsewhere in this Plan):
     (a) Account: The account established and maintained by the Company for a Participant to track deferrals and earnings under the Plan. An Account may include one or more subaccounts, including a Deferred Share Account and a Deferred Cash Account. The Account and subaccounts, and Deferred Shares and Deferred Cash credited thereto, will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.
     (b) Board: The Board of Directors of the Company.
     (c) Change in Control: A change in ownership or effective control of the Company or in ownership of a substantial portion of the Company’s assets within the meaning of Code Section 409A(a)(2)(A)(v).
     (d) Committee: The Corporate Governance and Nominating Committee of the Board.
     (e) Code: The U.S. Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions thereto.
     (f) Deferred Cash: A right credited under Section 6(c) constituting a contractual commitment of the Company to pay to the Participant, at a future date, cash in settlement of the right, subject to the terms of the Plan.
     (g) Deferred Share: A right credited under Section 6(b) constituting a contractual commitment of the Company to deliver to the Participant, at a future date, one Share in settlement of the right, subject to the terms of the Plan.
     (h) Dividend Equivalents: An amount equal to the value of dividends paid on an outstanding Share, which amount will be paid or credited on Deferred Shares in accordance with Section 7(a).
     (i) Fair Market Value: As of any given day, the fair market value of a Share determined in good faith in the same manner as “fair market value” is then determined under the Company’s 2004 Equity Incentive Plan (or successor to such plan).
     (j) Participant: A person who is entitled to defer compensation under the Plan or who previously deferred compensation under the Plan which has not been distributed.
     (k) Restricted Stock Units: Awards designated as Restricted Stock Units granted to non-employee directors under the 2004 Equity Incentive Plan (or successor to such plan).

     (l) Share: A share of Common Stock, $0.01 par value, of the Company or any securities or rights into which such Share may be changed by reason of any transaction or event of the type described in Section 9.
3. Shares Subject to the Plan.
     Shares shall be issued or delivered under this Plan as required to settle Deferred Shares. Shares shall be reserved for this purpose at the date of crediting of Deferred Shares hereunder. The foregoing notwithstanding, Shares issued or delivered in settlement of Deferred Shares resulting from deferral of Restricted Stock Units and Deferred Shares resulting from a matching grant under Section 6(b) will be drawn from and count against the shares reserved and available under the 2004 Equity Incentive Plan (or successor to such plan) in accordance with the terms of such plan. If any Deferred Shares are to be credited at a time insufficient Shares remain available under the Company’s Certificate of Incorporation and as treasury shares, Deferred Cash shall be credited to the Participant’s Account rather than Deferred Shares. In such case, the Committee may permit the reallocation of such Deferred Cash into Deferred Shares on a one-time basis at such time as Shares have become available. Shares delivered in settlement of Deferred Shares may be newly issued shares or treasury shares, as determined by the Company’s General Counsel.
4. Administration.
     The Plan and its administration shall be subject to oversight by the Committee. The day-to-day administration of the Plan shall be the responsibility of an administrative committee (the “Administrator”) which, unless otherwise determined by the Committee, shall consist of the Chief Financial Officer and the Vice President, Human Relations, and General Counsel. Subject to the oversight by the Committee, the Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, except that determinations that would result in significant additional cost to the Plan or significant additional benefits to Participants must be approved by the Committee. Except as provided in this Section 4, any decision of the Committee or Administrator in the interpretation and administration of the Plan shall be final, conclusive and binding on the Company, on Participants and their beneficiaries or successors, and on all other parties.
5. Eligibility.
     A non-employee director who is eligible to receive fees for service on the Board shall be eligible to participate under this Plan.
6. Deferral of Cash Fees and Restricted Stock Units.
     An eligible director may elect to defer cash compensation otherwise payable for service to the Company in his or her capacity as a director and, upon such deferral, to have Deferred Shares or Deferred Cash credited to his or her Account. Cash fees for this purpose include retainer fees and similar payments, any meeting fees for service as a member of the Board or a Board committee, fees for service in a leadership capacity with respect to the Board or a Board committee, and any other fees for such service (but not reimbursements for expenses). An eligible non-employee director may elect to receive Deferred Shares upon settlement of Restricted Stock Units and, upon such deferral, to have Deferred Shares credited to his or her Account. Deferrals under this Section 6 will be subject to the following terms and conditions and to such other terms and conditions, not inconsistent herewith, as the Board or Committee shall determine:
     (a) Elections. Each director who elects to defer fees payable in a given calendar year or to defer Restricted Stock Units that may be granted in a given calendar year must file an irrevocable written election with the Company no later than the December 31 of the preceding year; provided, however, that any newly elected or appointed director may file an election for any year not later than 30 days after the date such person first became a director, which election shall apply only to fees for services performed or

Restricted Stock Units granted after the date of filing of the election. An election under this Section 6(a) must specify the following:
(i)	With respect to fees, a percentage, not to exceed 100% of the Participant’s fees, or a stated dollar amount of fees to be deferred under the Plan in a specified year.

(ii)	With respect to Restricted Stock Units, a percentage, not to exceed 100%, or a fixed number of Restricted Stock Units to be deferred under the Plan in a specified year.

(iii)	The date upon which the Participant’s Account (or portion thereof) resulting from the deferrals in the specified year will be settled, and whether such settlement will be in a lump sum or installments (up to ten).
The Company also will provide a means for the Participant to elect the notional investments for deferrals into Deferred Cash. The Company may specify terms and limitations on elections intended to ensure compliance with applicable laws and regulations, including terms that will ensure that deferrals will not result in constructive receipt of income or tax penalties under Code Section 409A. In the event that directors’ fees or grant of Restricted Stock Units increases during any year, a Participant’s election as to a percentage to be deferred in that year will apply also to the amount of such increase.
     (b) Deferral of Fees in the Form of Deferred Shares. If a Participant elects to defer fees and receive Deferred Shares, the Company will credit to the Participant’s Account a number of Deferred Shares determined by dividing the amount of cash fees deferred during the preceding calendar quarter by the Fair Market Value of a Share on the last day that the stock traded before the end of the calendar quarter; provided, however, that the Administrator may vary the timing of the conversion of deferred amounts into Deferred Shares to minimize administrative burdens under the Plan so long as amounts deferred are converted into Deferred Shares no later than 120 days after the date of deferral of such amounts. Upon receiving Deferred Shares, a Participant will be credited additional “matching” Deferred Shares in the amount of 20% of the Deferred Shares determined under the preceding sentence. The Administrator may determine an appropriate method of accounting for a fractional share that may result upon each such conversion (for example, through crediting fractional shares to the Account, rounding up to whole shares, or carrying forward unused deferral amounts to a subsequent conversion date).
     (c) Deferral of Fees in the Form of Deferred Cash. If a Participant elects to defer fees and receive Deferred Cash, the Company will credit to the Participant’s Account an amount of Deferred Cash equal to the amount of cash fees deferred. Such crediting shall be as of the date the compensation would otherwise have been payable to the Participant but for his or her election to defer.
     (d) Vesting. The interest of each Participant in Deferred Shares and Deferred Cash credited to his or her Account shall be at all times fully vested and non-forfeitable, except that any Restricted Stock Units which have not settled will result in forfeiture, unless otherwise provided under the terms of the Restricted Stock Units.
     (e) Other Terms of Deferrals. Subject to other provisions of the Plan, the Committee may specify all other terms relating to Deferred Shares, Deferred Cash and the Participant’s Account.
7. Terms and Conditions of Deferrals and Settlements.
     (a) Payment or Crediting of Dividend Equivalents. Whenever dividends are paid or distributions made with respect to Shares, a Participant to whom Deferred Shares are then credited hereunder shall be entitled to Dividend Equivalents in an amount equal to the cash amount of the dividend paid or fair value of property other than Shares distributed on a single Share multiplied by the number of Deferred Shares (including any fractional Deferred Share) credited to his or her Account as of the record date for such dividend or distribution. Dividend Equivalents will be credited as a cash amount to the account maintained for the Participant and converted into additional Deferred Shares at the conversion date under Section 6(a) that coincides with or next follows the dividend payment date. In the alternative, the Company may elect to credit Dividend Equivalents as Deferred Cash (i.e., not deem them reinvested in additional Deferred Shares) or vary the timing of any conversion of Dividend Equivalents into additional Deferred Shares in order minimize the administrative burden of reporting directors’ transactions on Form 4 under Section 16 of the U.S. Securities Exchange Act of 1934 or otherwise to promote the purposes and administrative efficiency of the Plan. In the case of a dividend of Shares, an equal number of Deferred Shares will be credited to the Participant’s Account at the dividend payment date on each Deferred Share credited to such Account at the record date. Any Deferred Shares or Deferred Cash resulting under this Section 7(a) shall be subject to the same terms and date of settlement in all cases as the Deferred Shares to which the Dividend Equivalents related. In the case of Deferred Shares relating to Restricted Stock Units, the method and terms of crediting Dividend Equivalents may be modified to conform to the method and terms of such crediting under the Plan or award agreement governing the Restricted Stock Units.
     (b) Notional Investments of Deferred Cash. Amounts of hypothetical income and appreciation and depreciation in value of Deferred Cash will be credited and debited to, or otherwise reflected in, the Participant’s Account from time to time.
(i)	Subject to the provisions of Section 6 and 7, Deferred Cash shall be deemed to be invested, at the Participant’s direction, in one or more notional investment vehicles (i.e., hypothetical investments) from a list of permitted notional investments specified from time to time by the Administrator. Subject to any rules and restrictions as the Administrator may specify, a Participant may reallocate Deferred Cash out of one notional investment vehicle and into another. Amounts allocated out of one notional investment and into another shall be based on the fair market value of such notional investment at the reallocation date (or as near as practicable to the reallocation date).

(ii)	The Administrator may change or discontinue any notional investment vehicle available under the Plan in its discretion; provided, however, that each affected Participant shall be given the opportunity to reallocate his or her Deferred Cash previously deemed invested in a discontinued notional investment among the other notional investment vehicles.
     (c) No Reallocation of Deferred Shares. Amounts credited as Deferred Shares to a Participant’s Account may not be reallocated or deemed reinvested in any other notional investment vehicle, but shall remain as Deferred Shares until such time as the Account is distributed in accordance with Section 7(e).
     (d) Redeferral. A Participant will be permitted to elect to further defer the settlement of the balance of his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least 12 months after such election is filed with the Company, (ii) an election to further defer a distribution (other than a distribution upon death, disability (within the meaning of Code Section 409A) or an unforeseeable emergency (within the meaning of Code Section 409A)) must result in the first distribution subject to the election being made at least five years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Company at least 12 months before the first scheduled payment under the previous fixed date distribution election.
     (e) Form of Distributions. The Company will distribute a Participant’s Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Account, as follows:
(i)	With respect to a Deferred Cash balance, payment of cash; provided, however, that if the Company owns liquid assets that match a Participant’s notional investment in the Account at the time of distribution, the Administrator may authorize the distribution of those assets so long as such distribution represents a payment of value to the Participant comparable to cash and does not otherwise result in adverse tax or other consequences to the Participant;

(ii)	with respect to Deferred Shares, by delivery of Shares for each Deferred Share then being distributed.

     (f) Timing of Distributions. Except to the extent distribution alternatives may be limited under applicable law or upon a determination by the Administrator, distributions of a Participant’s Account will be made in a single lump sum or in annual installments the latest of which is not more than ten years after Participant’s separation from service (within the meaning of Code Section 409A) with the Company at, or commencing at, either (i) a fixed date elected by the Participant, (ii) a date fixed in relation to the Participant’s separation from service (within the meaning of Code Section 409A) with the Company, (iii) at a date fixed in relation to a Change in Control, (iv) upon the Participant’s death, or (v) in connection with an unforeseeable emergency under Section 7(g). If installments have been elected but the Participant’s Account balance (together with all other amounts credited to the Participant under all plans with which this Plan is aggregated under Code Section 409A) is less than $10,000 in value at the date of the first installment, the Account will instead be paid as a single lump sum.
     (g) Unforeseeable Emergency. In the event a Participant has an unforeseeable emergency, as defined under Code Section 409A, the Participant will be permitted to receive an unscheduled distribution of his Account, to the extent permitted under Code Section 409A.
8. Compliance with Code Section 409A.
     Other provisions of this Plan notwithstanding, deferrals under this Plan shall comply with the requirements under Code Section 409A and, in accordance with U.S. federal income tax laws and Treasury Regulations (including proposed regulations) as presently in effect or hereafter implemented, (i) if the timing of any distribution under this Plan would result in a Participant’s constructive receipt of income or tax penalties prior to such distribution, the distribution will be the earliest date after the specified payment date that distribution can be effected without resulting in such constructive receipt; (ii) the Company shall have no authority to accelerate any payment hereunder except as permitted under Code Section 409A and regulations thereunder; and (iii) any rights of the Participant or retained authority of the Company with respect to deferrals hereunder shall be automatically modified and limited to the extent necessary so that the Participant will not be deemed to be in constructive receipt of income relating to the deferrals prior to the payment and so that the Participant shall not be subject to any penalty under Code Section 409A.
9. Adjustments.
     The Board or Committee shall adjust the number of Deferred Shares credited to each Participant and the kind of Shares deliverable in settlement thereof as determined in good faith in its sole discretion in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, extraordinary dividend of cash or other property, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing (in each case taking into account any Dividend Equivalents credited to a Participant in connection with such transaction). The Board or Committee retains discretion under the Plan to provide for alternative treatment of fractional Deferred Shares, in order to promote efficient administration of the Plan.
10. Investment Risk of Notional Investments.
     The amount distributable in settlement of a Participant’s Account will equal the value of the Account (or distributable portion thereof) at the time of distribution. The value of an Account will vary over time based on the changes in value and investment returns of the notional investments in which the Account balance is deemed invested. The Company will not guarantee the value of the Account, and thus the amount distributable from the Account may be less than the amounts originally deferred. The Plan permits the Participant to freely choose the amount and timing of the deferrals, whether cash deferrals will be deemed invested in Deferred Shares or Deferred Cash, and the notional investments for portions of deferrals in the form of Deferred Cash. The Company, its subsidiaries and affiliates, and its and their directors, officers, stockholders, employees and agents, have not and will not advise a Participant with respect to whether or how much to defer under the Plan, whether to defer as Deferred Shares or Deferred Cash, and whether Deferred Cash should be deemed invested in any particular notional investment. A Participant will bear the full risk with respect to these decisions and with respect to any decline in the value of Deferred Shares or notional investments relating to Deferred Cash and any failure of these investments to appreciate at a rate deemed satisfactory by the Participant. The Participant will be solely responsible for determining the suitability of such notional investments. The Company recommends that each Participant consult with his or her own investment advisors regarding investment decisions with respect to the Account.
11. General Provisions.
     (a) Successors and Assigns. All obligations of the Company under the Plan shall be binding on any successor of the Company. The Plan shall be binding on all successors and assigns of a Participant, including without limitation, the estate of a Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors, or any designated beneficiary.
     (b) Amendments. The Plan may be amended from time to time by the Board or by the Committee thereof; provided, however, that the Committee may not amend the Plan without Board approval if such amendment would broaden eligibility, materially increase benefits to Participants or the cost of the Plan to the Company, or require shareholder approval under applicable law or stock exchange rules. The Committee may amend any agreement or otherwise take action that would affect a Participant’s Account or rights hereunder, provided that no such amendment or action may materially adversely affect a Participant’s rights without the consent of the Participant.
     (c) Nontransferability of Awards. Rights of a Participant relating to his or her Account shall not be transferable or assignable by the Participant otherwise than by will or the laws of descent and distribution, or in accordance with a beneficiary designation in effect at the time of the Participant’s death.
     (d) Nonexclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensatory arrangements as it may deem desirable.
     (e) No Right to Continued Service. The Plan shall not confer upon any Participant any right with respect to continuance as a director or otherwise in service to the Company, nor shall it interfere in any way with any right the Company would otherwise have to terminate a Participant’s service at any time.
     (f) Legal Compliance. The Company shall have no obligation to settle any Participant’s Account until all legal and contractual obligations of the Company relating to establishment of the Plan and such settlement shall have been complied with in full. In addition, the Company shall impose such restrictions on Shares delivered to a Participant hereunder and any other interest under the Plan constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the New York Stock Exchange or any other stock exchange or automated quotation system upon which the Shares are then listed or quoted, any provision of the Company’s Certificate of Incorporation or By-laws, or any other law, regulation, or binding contract to which the Company is a party.
     (g) Choice of Law. This Plan and all related agreements and elections shall be construed in accordance with and governed by the laws of the State of Montana, without regard to principles of conflict of laws, and applicable federal law.
     (h) Effectiveness of the Plan and Plan Termination. The Plan shall become effective as of May 3, 2005. The Plan will terminate at such time as may be determined by the Board; provided, however, that upon termination of the Plan, amounts will remain distributable in accordance with the terms of the Plan as in effect immediately before the termination except to the extent otherwise permitted under Code Section 409A.